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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  APPLICATION
                                      FOR
                      WITHDRAWAL OF REGISTRATION STATEMENT

                                ----------------


                                 PAYTRU$T, INC.
             (Exact name of registrant as specified in its charter)


                   DELAWARE                           22-3631685
           (State of Incorporation)         (IRS Employer Identification
                                                        Number)

                          29 EMMONS DRIVE, BUILDING B
                          PRINCETON, NEW JERSEY 08540
                                 (609) 720-1818
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ----------------

     Pursuant to Rules 477 and 478 of Regulation C under the Securities Act of 1933, as amended (the "Act"), we hereby request the immediate withdrawal of the above referenced Registration Statement on Form S-1 (the "Registration Statement"). We are requesting the withdrawal of the Registration Statement because we have determined that current market conditions have made it unattractive to pursue the offering at this time. We did not sell any of the securities covered by the Registration Statement.


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